                                                                      Exhibit 99



Contact:  Patrick Kane
          (412) 553-7833


          EQUITABLE RESOURCES REPORTS CORE EARNINGS PER SHARE OF $0.32
                     28% HIGHER THAN THE THIRD QUARTER 2000


PITTSBURGH, October 19, 2001/ PRNewswire/ -- Equitable Resources Inc. (NYSE:
EQT) today announced record third quarter 2001 earnings per diluted share, excluding earnings from Westport Resources, of $0.32 on net income of $21.2 million. This represents a 28% increase over the $0.25 per share, excluding Westport, on net income of $15.9 million reported for the same period last year. Including Westport, Equitable reported total earnings per diluted share of $0.38 on net income of $24.8 million for the 2001 quarter vs. $0.29 in the same quarter last year.

"I am very pleased with the earnings and the progress made on a number of fronts including regulatory and asset management initiatives at Equitable Utilities and with NORESCO's record backlog," said Murry Gerber, CEO. "The nature of our businesses, in concert with various actions we have undertaken, including hedging, make our earnings relatively resilient to an economic downturn."

QUARTERLY RESULTS BY BUSINESS

EQUITABLE UTILITIES

Equitable Utilities achieved earnings before interest and tax (EBIT) for the September 2001 quarter of $2.0 million, a slight increase from the $1.9 million reported for the same period last year. In September 2001, Equitable Utilities recorded $1.7 million in charges for process improvements related to compressor automation and a lease buyout. The compressor automation effort is expected to result in ongoing savings of about $0.7 million per year.

Net revenues for the three months ended September 30, 2001 were $35.5 million compared to $34.6 million for the same quarter in 2000. This improvement in net operating revenues resulted in part from increased short-term storage services over the prior year quarter. Industrial volumes were down from the same quarter last year primarily due to the economic decline of the domestic steel industry. Because industrial margins are relatively low, the impact on the quarter's results was immaterial.

Total expenses for the September 2001 quarter were $33.5 million compared to $32.7 million reported during the same period last year. After adjusting for the previously-described charges associated with the compressor station automation and lease buyout, total expenses at Utilities were down $0.9 million.

The Company has begun to make tangible progress toward performance-based rates. In the third quarter, Equitable Gas Company received Pennsylvania Public Utility Commission approval on a performance-based initiative for managing pipeline transportation costs. The Company believes that the customers and shareholders will benefit from a performance-based rates framework.


EQUITABLE PRODUCTION

Revenues for the third quarter 2001 decreased 10% to $68.3 million compared to $75.9 million in 2000. The revenue decrease was primarily due to the sale of reserve interests at the end of the fourth quarter of 2000,

                                                                      Exhibit 99


partially offset by an increased average effective gas price of $3.38 per Mcfe vs. $3.01 for the same period last year.

Operating expenses for the September 2001 quarter were $28.4 million compared to $35.9 million last year. The reduction in operating expenses resulted from the aforementioned sale of reserve interests and from operational efficiencies. The resulting EBIT was $40.0 million, equal to the amount earned in the same period last year.


NORESCO

The NORESCO segment realized EBIT of $1.5 million compared to the $5.3 million posted in the third quarter last year. The decrease in EBIT is partially attributable to higher gross margins realized in the third quarter 2000 and higher expenses in the 2001 quarter. The higher 2000 gross margins were due to the timing of revenue recognition resulting from the completion of a few energy service projects during the quarter.

Total revenue increased by 17% to $40.3 million compared to $34.4 million in 2000. This revenue increase, along with a significant rise in NORESCO's backlog to a record $142.4 million this period compared to $84.6 million a year earlier, illustrates the positive impact of focusing on larger projects.

Total expenses for third quarter 2001 were $8.4 million compared to $6.5 million in the third quarter 2000. Expenses in the quarter were impacted by a $1.8 million charge related to office consolidation and an increase in bad debt reserves. After adjusting for these charges, expenses were essentially flat. Annual savings from the office consolidation are expected to be $0.8 million.


OTHER BUSINESS

WESTPORT

On August 21, 2001, Westport Resources completed a merger with Belco Oil & Gas. Equitable continues to own 13.9 million shares, which now represent approximately 27% of Westport's total shares outstanding.

Equitable Resources reported $3.6 million of equity earnings, net of taxes, from its minority ownership in Westport Resources during the third quarter 2001.

STOCK BUYBACK

During the quarter, Equitable Resources repurchased approximately 0.2 million shares of EQT stock. This brings the total number of shares repurchased since October 1998 to approximately 12.1 million out of the 18.8 million currently authorized.

DIVIDEND

On October 18, 2001, the Board of Directors of Equitable Resources declared a regular quarterly cash dividend of $0.16 per share, payable December 1, 2001 to shareholders of record on November 16, 2001.

                                                                      Exhibit 99



EARNINGS GUIDANCE

Equitable previously forecasted core earnings of $2.25 per share in 2001 with sustainable growth in the low double-digits, at the then-current 2002 NYMEX gas price of $3.50 per MMbtu. The Company also reported earnings sensitivity to gas price of $0.02 per share per $0.10 change in the average NYMEX gas price. This guidance remains unchanged.




Equitable's teleconference with securities analysts will be broadcast live at 10:30 a.m. ET today via Equitable's website, http://www.eqt.com and will be available for replay for a 30 day period.

Equitable resources management speaks to investors from time to time. Slides for these discussions will be available online on Equitable's website on October 26, 2001, http://www.eqt.com. The slides will be updated periodically.




Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy-management services for customers throughout the United States. The company also has energy-service management projects in selected international markets.


DISCLOSURES IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS RELATED TO SUCH MATTERS AS REDUCING COST OF OPERATIONS, LOWERING COST OF CAPITAL, SAVINGS FROM COMPRESSOR AUTOMATION, A LEASE BUYOUT AND CONSOLIDATION OF OFFICES, IMPACT OF FLUCTUATIONS IN THE ECONOMY ON ENERGY CONSUMPTION AND INVESTMENT IN ENERGY-RELATED PROJECTS, ANTICIPATED EARNINGS PER SHARE GROWTH, EFFECT OF HEDGE POSITIONS, IMPACT OF MONETIZATIONS AND USE OF PROCEEDS, AND FINANCIAL AND OPERATIONAL MATTERS. THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN THE COMPANY'S FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, DEVELOPMENT AND RESULTS OF THE COMPANY'S BUSINESS INCLUDE, BUT ARE NOT LIMITED TO, THE
FOLLOWING: WEATHER CONDITIONS, COMMODITY PRICES FOR NATURAL GAS AND CRUDE OIL AND ASSOCIATED HEDGING ACTIVITIES, CUSTOMER DEMAND FOR NATURAL GAS, ABILITY TO COMPLETE FUTURE MONETIZATIONS, CREDITWORTHINESS OF COUNTERPARTIES, AVAILABILITY OF FINANCING, CHANGES IN INTEREST RATES, LABOR NEGOTIATIONS, IMPLEMENTATION OF COST RESTRUCTURING INITIATIVES, UNANTICIPATED FAILURES OR DISRUPTIONS TO AUTOMATED SYSTEMS, UNANTICIPATED CURTAILMENTS OR DISRUPTIONS IN PRODUCTION AND TIMING AND AVAILABILITY OF REGULATORY AND GOVERNMENTAL APPROVALS.

                                                                   Exhibit 99


                   EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

             CORRECTED STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
                      (Thousands except per share amounts)

                                                         Three Months Ended           Nine Months Ended
                                                            September 30                 September 30
                                                         2001          2000           2001           2000
                                                       --------      --------      ----------     ----------
Operating revenues                                     $243,768(1)   $335,284      $1,440,469(9)  $1,042,658
Cost of sales                                           131,073(2)    213,889       1,013,477        617,968
                                                       --------      --------      ----------     ----------
     Net operating revenues                             112,695(3)    121,395         426,992(10)    424,690
                                                       --------      --------      ----------     ----------

OPERATING EXPENSES:
     Operation and maintenance                           19,469        21,526          60,696         63,069
     Production and exploration                           7,675        11,214          26,899         34,485
     Selling, general and administrative                 25,554(4)     24,996          85,817(11)     80,339
     Depreciation, depletion and amortization            18,100        21,033          52,637         77,752
                                                       --------      --------      ----------     ----------
          Total operating expenses                       70,798(5)     78,769         226,049(12)    255,645
                                                       --------      --------      ----------     ----------

Operating income                                         41,897(6)     42,626         200,943        169,045

Other gain (loss)                                            --            --              --         (6,951)
Equity earnings of nonconsolidated investments
    Westport                                              5,465         4,568          19,932(13)      4,568
    Other                                                 1,134(7)      1,143           6,437(14)      3,567
                                                       --------      --------      ----------     ----------
                                                          6,599(8)      5,711          26,369          8,135

EARNINGS BEFORE INTEREST & TAXES (EBIT)                  48,496        48,337         227,312        170,229

Interest charges                                         10,188        21,176          31,000         56,210
                                                       --------      --------      ----------     ----------

Income before income taxes                               38,308        27,161         196,312        114,019
Income taxes                                             13,508         8,020          68,809         39,550
                                                       --------      --------      ----------     ----------

NET INCOME                                             $ 24,800      $ 19,141      $  127,503     $   74,469
                                                       ========      ========      ==========     ==========

EARNINGS PER SHARE OF COMMON STOCK:
     Basic:
          Weighted average common shares outstanding     63,912        64,938          64,470         65,162

               Net income                              $   0.39      $   0.29      $     1.98     $     1.14
                                                       ========      ========      ==========     ==========

     Diluted:
          Weighted average common shares outstanding     65,562        66,300          66,233        66,322

               Net income                              $   0.38      $   0.29      $     1.93    $     1.12
                                                       ========      ========      ==========    ==========


(A) Due to the seasonal nature of the Company's natural gas distribution and energy marketing businesses, and the volatility of gas and oil commodity prices, the interim statements for the three and nine month periods are not indicative of results for a full year.
(1)   Originally $243,762
(2)   Originally $131,112
(3)   Originally $112,650
(4)   Originally $25,580
(5)   Originally $70,825
(6)   Originally $41,825
(7)   Originally $1,204
(8)   Originally $6,670
(9)   Originally $1,440,343
(10)  Originally $426,866
(11)  Originally $85,693
(12)  Originally $225,926
(13)  Originally $19,333
(14)  Originally $7,037



                                                                October 31, 2001

                                                                   Exhibit 99


                       EQUITABLE UTILITIES
                 OPERATIONAL AND FINANCIAL REPORT

                                                                  Three Months Ended            Nine Months Ended
                                                                     September 30                 September 30
                                                                 2001           2000            2001         2000
                                                               --------       --------       ----------    --------
                     OPERATIONAL DATA

Heating degree days (normal: Qtr - 120, YTD - 3,848)                135            163            3,457       3,276

Residential sales and transportation volume (MMcf)                1,804          1,963           17,997      17,377
Commercial and industrial volume (MMcf)                           3,385          5,045           17,991      22,663
                                                               --------       --------       ----------    --------
     Total throughput (MMcf) - distribution                       5,189          7,008           35,988      40,040
Total throughput (MMbtu) - pipeline                              16,319         18,459           53,095      57,538
Total throughput (MMbtu) - marketing                             39,645         54,831          170,052     170,208

Operating expenses/net revenues (%)                               94.39%         94.44%           65.79%      64.30%

EBIT (thousands)
     Distribution                                              $ (1,419)      $ (2,374)      $   41,229    $ 36,437
     Pipeline                                                  $  3,183       $  3,910       $   12,105    $ 16,789
     Marketing                                                 $    227       $    385       $    3,625    $  5,509

Net Revenues - Distribution (thousands)
     Residential                                               $ 13,188       $ 13,551       $   75,879    $ 73,103
     Commercial & Industrial                                   $  5,166       $  4,966       $   31,843    $ 31,234

O&M and SG&A (excluding other taxes)/Customer - Distribution   $  54.98       $  59.25       $   202.17    $ 200.82

Net revenue/Mmbtu - Marketing                                  $ 0.0627       $ 0.0403       $   0.0568    $ 0.0652

Capital expenditures (thousands)                               $  9,265       $  7,468       $   26,002    $ 18,923


                    FINANCIAL DATA (THOUSANDS)

Utility revenues                                               $ 40,495       $ 39,062       $  318,423    $228,929
Marketing revenues                                              120,549        237,271          902,690     611,370
                                                               --------       --------       ----------    --------
     Total revenues                                             161,044        276,333        1,221,113     840,299

Purchased natural gas cost                                      125,541        241,762        1,054,610     675,773
                                                               --------       --------       ----------    --------
     Net revenues                                                35,503         34,571          166,503     164,526

Operating and maintenance expense                                13,133         14,837           42,780      44,547
Selling, general and administrative expense                      13,205         10,990           46,900      39,038
Depreciation, depletion and amortization                          7,174          6,823           19,864      22,206
                                                               --------       --------       ----------    --------
     Total expenses                                              33,512         32,650          109,544     105,791
                                                               --------       --------       ----------    --------

EBIT                                                           $  1,991       $  1,921       $   56,959    $ 58,735
                                                               ========       ========       ==========    ========



                                                                October 31, 2001

                                                                   Exhibit 99


                      EQUITABLE PRODUCTION
                OPERATIONAL AND FINANCIAL REPORT

                                                                   Three Months Ended      Nine Months Ended
                                                                      September 30            September 30
                                                                   2001         2000        2001        2000
                                                                  -------     -------     --------    --------
     OPERATIONAL DATA (EXCLUDING GULF OPERATIONS)

PRODUCTION:
Net equity sales, natural gas and equivalents (MMcfe)               9,459      16,943       28,052      51,191
Average (well-head) sales price ($/Mcfe)                          $  3.28     $  3.14     $   3.98    $   2.93

Monetized sales (MMcfe)                                             5,676       2,821       17,056       8,520
Average (well-head) sales price ($/Mfce)                          $  3.55     $  2.26     $   3.98    $   1.94

Company usage, line loss (MMcfe)                                    1,854       1,509        4,336       4,854

Lease operating expense excluding severance tax ($/Mcfe)          $  0.29     $  0.33     $   0.33    $   0.32
Severance tax ($/Mcfe)                                            $  0.13     $  0.18     $   0.18    $   0.14
Depletion ($/Mcfe)                                                $  0.38     $  0.48     $   0.38    $   0.49

PRODUCTION SERVICES:
Gathered volumes (MMcfe)                                           26,906      26,427       79,326      70,763
Average gathering fee ($/Mcfe)                                    $  0.56     $  0.53     $   0.58    $   0.58
Gathering and compression expense ($/Mcfe)                        $  0.24     $  0.25     $   0.23    $   0.26
Gathering and compression depreciation ($/Mcfe)                   $  0.10     $  0.10     $   0.10    $   0.10

Total operated volumes (MMcfe)                                     23,576      24,499       69,105      67,792
Volumes handled (MMcfe)                                            30,955      29,042       89,978      78,599
Selling, general and administrative ($/Mcfe handled)              $  0.16     $  0.19     $   0.20    $   0.21

Capital expenditures (excludes Statoil Acquisition) (thousands)   $29,571     $23,767     $ 56,831    $ 46,902


                   FINANCIAL DATA (THOUSANDS)

Revenue from production                                           $51,117     $59,525     $179,639    $166,479
Services:
     Revenue from gathering fees                                   15,032      13,986       45,844      41,164
     Other revenues                                                 2,174       2,387        8,883       8,717
                                                                  -------     -------     --------    --------
     Total revenues                                                68,323      75,898      234,366     216,360

Gathering and compression expenses                                  6,336       6,685       17,916      18,505
Lease operating expense                                             4,993       7,019       16,227      20,879
Severance tax                                                       2,154       3,738        9,042       8,952
Depreciation, depletion and amortization                            9,387      13,084       28,254      44,585
Selling, general and administrative                                 5,006       5,126       18,000      16,684
Exploration, including dry hole expense                               528         261        1,630       2,677
                                                                  -------     -------     --------    --------
     Total operating expenses                                      28,404      35,913       91,069     112,282

Equity earnings from nonconsolidated investments                      115          --          660          --
Other income/(expense)                                                 --          --           --      (6,951)

EBIT excluding Gulf operations                                     40,034      39,985      143,957      97,127

EBIT from Gulf operations                                              --          --           --       6,426
                                                                  -------     -------     --------    --------

Total EBIT                                                        $40,034     $39,985     $143,957    $103,553
                                                                  =======     =======     ========    ========


                                                                October 31, 2001

                                                                   Exhibit 99


                                     NORESCO
                        OPERATIONAL AND FINANCIAL REPORT

                                                   Three Months Ended       Nine Months Ended
                                                      September 30            September 30
                                                    2001        2000        2001       2000
                                                  --------    -------     --------    -------
            OPERATIONAL DATA (THOUSANDS $)

Revenue backlog, end of period                    $142,383    $84,614     $142,383   $ 84,614
Construction completed                            $ 26,529    $26,949     $ 68,738   $ 63,586

Gross profit margin                                   22.0%      31.2%        23.7%      26.6%
SG&A as a % of revenue                                17.2%      15.0%        16.9%      16.7%
Development expenses as a % of revenue                 1.4%       2.4%         2.3%       3.7%

Capital expenditures                                 2,676    $   105     $  3,006   $  1,487


             FINANCIAL DATA (THOUSANDS $)

Energy service contract revenue                   $ 40,312    $34,409     $110,087   $101,085
Energy service contract cost                        31,444     23,683       83,965     74,236
                                                  --------    -------     --------   --------
     Gross profit margin                             8,868     10,726       26,122     26,849
                                                  --------    -------     --------   --------

Selling, general and administrative expenses         6,941      5,158       18,632     16,851
Amortization of goodwill                               937        961        2,854      2,939
Depreciation and depletion                             535        409        1,485        964
                                                  --------    -------     --------   --------
     Total expenses                                  8,413      6,528       22,971     20,754

Equity earnings of nonconsolidated investments       1,019      1,143        5,778      3,567
                                                  --------    -------     --------   --------

EBIT                                              $  1,474    $ 5,341     $  8,929   $  9,662
                                                  ========    =======     ========   ========


                                                                October 31, 2001